SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT – September 30, 2015

(Date of earliest event reported)

honeywell international inc.

(Exact name of Registrant as specified in its Charter)

DELAWARE (State or other jurisdiction of incorporation)	1-8974 (Commission File Number)	22-2640650 (I.R.S. Employer Identification Number)

115 TABOR ROAD, MORRIS PLAINS, NEW JERSEY	07950
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 455-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On September 30, 2015, Honeywell International Inc. (“Honeywell”) entered into a $3.0 billion 364-Day Credit Agreement (the “364-Day Credit Agreement”) with the banks, financial institutions and other institutional lenders party thereto, Citibank, N.A., as administrative agent, Bank of America, N.A., Barclays Bank PLC and Goldman Sachs Bank USA, as documentation agents, and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC and Goldman Sachs Bank USA, as joint lead arrangers and co-book managers.

The 364-Day Credit Agreement is maintained for general corporate purposes including, without limitation, the acquisition of the Elster Division of Melrose Industries plc and related fees and expenses. There is a mandatory reduction of the commitments after Honeywell completes certain capital markets financing transactions, by an amount equal to the net proceeds of such transactions used for certain purposes. Amounts borrowed under the 364-Day Credit Agreement are required to be repaid no later than September 28, 2016, unless termination occurs earlier pursuant to the terms of the 364-Day Credit Agreement. The 364-Day Credit Agreement does not restrict Honeywell’s ability to pay dividends, nor does it contain financial covenants. The failure to comply with customary conditions or the occurrence of customary events of default contained in the 364-Day Credit Agreement would prevent any further borrowings and would generally require the repayment of any outstanding borrowings under the 364-Day Credit Agreement. Such events of default include, among other things, (a) non-payment of 364-Day Credit Agreement debt, interest or fees; (b) non-compliance with the terms of the 364-Day Credit Agreement covenants; (c) cross-default with other debt in certain circumstances; (d) bankruptcy or insolvency; and (e) defaults on certain obligations under the Employee Retirement Income Security Act. Additionally, each of the lenders has the right to terminate its commitment to lend additional funds under the 364-Day Credit Agreement if any person or group acquires beneficial ownership of 30 percent or more of Honeywell’s voting stock, or, during any 12-month period, individuals who were directors of Honeywell at the beginning of the period cease to constitute a majority of the Board of Directors, except to the extent individuals who at the beginning of such twelve month period were replaced by individuals (x) whose election or nomination to the board was approved by a majority of remaining board members at the time of such election or nomination or (y) who were nominated by a majority of the remaining board members at the time of such election or nomination and subsequently elected as directors by shareholders of the Company. Advances under the 364-Day Credit Agreement would bear interest, (A) (1) at a rate equal to the highest of (a) the floating base rate publicly announced by Citibank, N.A., (b) 0.5% above the Federal funds rate or (c) Libor, provided that Libor shall not be less than zero, plus 1.00%, plus (2) a margin based on Honeywell’s credit default swap mid-rate spread and subject to a floor and a cap as set forth in the 364-Day Credit Agreement (the “Applicable Margin”) minus 1.00%, provided such margin shall not be less than zero; or (B) at a rate equal to Libor plus the Applicable Margin. Honeywell has agreed to pay a commitment fee of 0.04% on the aggregate unused commitment for the 364-Day Credit Agreement. The 364-Day Credit Agreement is not subject to termination based upon a decrease in Honeywell’s debt ratings or a Material Adverse Change (as defined in the 364-Day Credit Agreement).

The description of the 364-Day Credit Agreement contained herein is qualified in its entirety by reference to the 364-Day Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

The following exhibit is filed as part of this report:

Exhibit #	Description

10.1

364-Day Credit Agreement, dated as of September 30, 2015, among Honeywell International Inc., the banks, financial institutions and other institutional lenders parties thereto, Citibank, N.A., as administrative agent and Bank of America, N.A., Barclays Bank PLC and Goldman Sachs Bank USA, as documentation agents and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC and Goldman Sachs Bank USA, as joint lead arrangers and co-book managers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2015	Honeywell International Inc.

	By:	/s/ Jeffrey N. Neuman
Jeffrey N. Neuman Vice President, Corporate Secretary and Deputy General Counsel